SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                 Date of Report (Date of earliest event reported):
                                  April 25, 2001


                       KANSAS CITY SOUTHERN INDUSTRIES, INC.
                       -------------------------------------
                (Exact name of company as specified in its charter)


       DELAWARE                  1-4717                   44-0663509
---------------------         -------------           -------------------
(State or other jurisdiction  (Commission file           (IRS Employer
   of incorporation)             number)              Identification Number)


                 114 West 11th Street, Kansas City, Missouri 64105
                 -------------------------------------------------
                (Address of principal executive offices) (Zip Code)


                 Company's telephone number, including area code:

                                (816) 983 - 1303

                                 Not Applicable

           (Former name or former address if changed since last report)

Item 7.     Financial Statements and Exhibits

(c)         Exhibits

            Exhibit No.                         Document

            (99)                                Additional Exhibits

            99.1 Press Release issued by Kansas City Southern Industries, Inc. dated April 25, 2001 entitled, "Kansas City Southern Industries Reports First Quarter Operating Results", is attached hereto as
                                                Exhibit 99.1


            99.2 The following schedules are attached hereto as Exhibit 99.2 Combined Kansas City Southern
                                                Railway and Gateway Western
                                                Operating Statements, Combined
                                                Kansas City Southern
                                                Railway/Gateway Western
                                                Carloadings by Commodity and
                                                Kansas City Southern Industries,
                                                Inc. Preliminary Consolidated
                                                Balance Sheets

Item 9.     Regulation FD Disclosure

Kansas City Southern Industries,  Inc. ("KCSI" or "Company") is furnishing under
Item 9 of this Current  Report on Form 8-K the  information  included as Exhibit
99.1 and Exhibit 99.2 of this report. Exhibit 99.1 is the Company's press release, dated April 25, 2001, announcing KCSI's first quarter 2001 operating results. Included in Exhibit 99.2 are schedules regarding certain financial information discussed at the Company's first quarter 2001 meeting and conference call.

The information  included in this Current Report on Form 8-K,  including Exhibit
99.1 and Exhibit 99.2 , is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Kansas City Southern Industries,Inc.


Date: May 4, 2001                           By: /s/  Louis G. Van Horn
                                               ----------------------------
                                                    Louis G. Van Horn
                                             Vice President and Comptroller
                                             (Principal Accounting Officer)

EXHIBIT 99.1

                                                          Date: April 25, 2001

Kansas City Southern                            Media Contact: William Galligan
Industries, Inc.                                                   816-983-1551
114 West 11th Street
Kansas City, MO 64105

NYSE Symbol: KSU

         Kansas City Southern Industries Reports First Quarter Operating Results

Earnings Analysis & Commentary

Kansas City Southern Industries, Inc. ("KCSI", "the Company") reported income from continuing operations of $6.3 million (10(cent) per diluted share) during the first quarter of 2001 compared to income from continuing operations of $10.4 million (18(cent) per diluted share) for the first quarter of 2000. This $4.1 million quarter to quarter decline results primarily from a $4.9 million decline in revenues, a $7.0 million increase in operating expenses, and a $1.7 million decline in other, net, partially offset by higher equity earnings from Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM") of $2.9 million, a $2.3 million decrease in interest expense and lower income taxes of $4.8 million. Equity earnings from Grupo TFM reflect the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to certain concession assets.

Effective January 1, 2001 the Company implemented Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). As a result of this change in the method of accounting for derivative financial instruments, the Company recorded an after-tax charge to earnings of $0.4 million (less than 1(cent) per diluted share) in the first quarter of 2001. This charge is presented as a cumulative effect of an accounting change in the accompanying financial statements. In the first quarter of 2000, the Company completed a debt refinancing whereby it retired approximately $400 million in debt prior to its maturity. Accordingly, the Company recorded debt retirement costs of approximately $5.9 million, after-tax ($0.10 per diluted share) in the first quarter of 2000. This is presented as an extraordinary item in the accompanying financial statements.

DILUTED EARNINGS PER SHARE AND COMMON SHARES COMPARISONS (1)

                                                                         First Quarter
                                                                        2001      2000
        Income from continuing operations:
          U.S. operations                                            $  0.00   $  0.12
          Grupo TFM and associated interest                             0.10      0.06
                                                                    --------  --------
          Income (loss) from continuing operations                      0.10      0.18
        Extraordinary debt retirement costs, net of income tax            -      (0.10)
        Cumulative effect of accounting change, net of income tax       0.00        -
             Total diluted earnings (loss) per share from
               continuing operations, adjusted for extraordinary
               item and cumulative effect of accounting change        $ 0.10   $  0.08
                                                                    --------  --------

        Common Shares Outstanding (thousands):
          Weighted Average Diluted                                    60,776    57,482
          Actual                                                      58,302    55,700



(1) Earnings per share and common share information for each period presented reflect a one-for-two reverse stock split that occurred on July 12, 2000 in conjunction with the spin-off of Stilwell Financial Inc., the Company's formerly owned financial services segment.

First Quarter

KCSI is comprised of, among others, The Kansas City Southern Railway Company ("KCSR"), Gateway Western Railway Company ("Gateway Western") and equity investments in Grupo TFM, Mexrail, Inc. and the Panama Canal Railway Company.

KCSI reported $6.3 million of income from continuing operations for the three months ended March 31, 2001 compared to income from continuing operations of $10.4 million for the comparable prior year quarter. KCSI's consolidated first quarter 2001 revenues totaled $144.0 million compared to $148.9 million in the first quarter of 2000. This $4.9 million (3.3%) decrease resulted from lower KCSR/Gateway Western revenues of approximately $6.2 million partially offset by higher revenues from other smaller subsidiaries. While revenue growth occurred for plastics (34.0%), petroleum (4.3%) and automotive (147.4%) traffic, lower revenues were noted for most other commodities served by KCSR/Gateway Western resulting from a decline in carload volumes primarily due to decreased demand related to the continued general slowdown in the U.S. economy.

KCSI's consolidated operating expenses increased $7.0 million (5.3%) to $137.9 million in the first quarter of 2001 compared to $130.9 million in the first quarter of 2000. This resulted from a $5.9 million increase in KCSR/Gateway Western expenses and higher expenses at other smaller subsidiaries commensurate with higher revenues. The increase in KCSR/Gateway Western operating expenses is attributable to higher casualty and insurance costs, higher costs associated with the usage of rail cars from other rail carriers (car hire) and higher fuel costs. During the first quarter of 2001, casualty and insurance costs increased approximately $8.5 million as a result of several significant derailments and the settlement of a significant personal injury claim. These derailments, when coupled with the effects of the economic slowdown, had an impact on the efficiency of our U.S. operations during the first quarter of 2001 and led to some service delays. As a result, first quarter 2001 car hire costs increased approximately $3.8 million compared to the first quarter of 2000 primarily because of a higher number of freight cars from other railroads on the Company's rail line. Also contributing to the increase in car hire expense was a higher number of auto rack cars used related to our increased automotive traffic as well as a decline in the number of KCSR cars offline and being used by other railroads due to lower industry-wide traffic volumes. Despite an 11% decline in usage, fuel costs increased 2% quarter to quarter due to a 15% increase in the average price per gallon. These cost increases were partially offset by cost declines for fringe benefits, materials and supplies and purchased services. The Company's operating expenses also include approximately $1.3 million of one-time costs related to severance benefits for the previously announced workforce reduction. Higher operating expenses coupled with lower revenues resulted in a combined KCSR/Gateway Western operating ratio of 94.0% for the first quarter of 2001 compared to 86.0% for the first quarter of 2000.

Equity earnings from the Company's investment in Grupo TFM improved to $11.1 million for the first quarter of 2001 from $8.2 million for the same prior year quarter. The primary reason for this increase was the recognition by TFM of approximately $60 million of pre-tax income relating to certain concession assets. This resulted in a contribution to the Company's income from continuing operations of approximately $9.1 million. Grupo TFM revenues improved 6% to $156.1 million in the first quarter of 2001 compared to $146.7 million in the first quarter of 2000. These higher revenues were offset by an approximate 16.4% increase in operating expenses (exclusive of the income related to certain concession assets) due primarily to higher fuel, car hire and lease costs, and other variable costs related to increased traffic volumes. These higher expenses led to a decline in ongoing operating income of 20% quarter to quarter. The first quarter 2001 operating ratio increased to 79.8% versus 72.7% in the same 2000 period. Additionally, first quarter 2001 results include a $1.5 million deferred tax benefit (calculated under U.S. generally accepted accounting principles -"U.S. GAAP") compared to a deferred tax benefit of $15.6 million in the first quarter of 2000, which was caused by fluctuations in the peso exchange rate and inflation. The Company reports its equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under International Accounting Standards.

KCSI's consolidated first quarter 2001 interest expense decreased $2.3 million (13.1%) from the prior year quarter as a result of slightly lower interest rates and lower amortization related to debt issue costs.

BUSINESS OUTLOOK

Michael R. Haverty, KCSI Chairman, President and Chief Executive Officer, said, "We are obviously disappointed with our operating results for the first quarter, but continue to be optimistic about the long-term prospects of our NAFTA railway franchise. Like most other railroads, the economic slowdown has had an adverse effect on our revenues, particularly in the agriculture and mineral, paper and forest and certain chemical markets where weak demand led to substantial first quarter 2001 volume declines compared to the prior year first quarter. However, weakness in these markets was partially offset by the continued growth of our automotive traffic, which increased 147% quarter to quarter. Although most of our costs fluctuated according to traffic volumes, our first quarter results were affected by a substantial increase in casualty and car hire costs. Our casualty costs increased dramatically quarter to quarter due to unusually large expenses related to derailments as well as the settlement of a personal injury claim. Derailment expense in the first quarter nearly exceeded the entire year of 2000. These derailments had a residual effect on our service levels, which has resulted in some operating inefficiencies. These service issues and inefficiencies coupled with declining traffic volumes led to a higher number of foreign cars online, which resulted in higher car hire costs. The significant increase in derailment expense is not reflective of the well-maintained physical plant of KCSR and Gateway Western.

In response to these profitability issues as well as the continued softness in the economy, we were forced to make some difficult decisions to realize cost savings in an effort to keep our Company competitive. During first quarter 2001, we announced a cost reduction strategy that resulted in a workforce reduction of approximately 170 employees. This included both union and management positions. Additionally, we implemented a voluntary, temporary salary reduction for middle and senior management and temporarily suspended certain management benefits. We also delayed the implementation of a new computer system, MCS, putting it on hold until economic conditions improve. We expect these actions to result in estimated cost savings in excess of $8 million over the remainder of 2001. While these reductions are painful, they are necessary and have been done in a way that does not compromise our commitment to customer service. With these actions, we believe that our cost structure is positioned to provide the framework for improved profitability when the economy strengthens and we return to a period of revenue growth.

Our first quarter 2001 equity earnings from Grupo TFM increased as result of our share of the income related to certain concession assets. Although the first quarter 2001 ongoing operating results of Grupo TFM did not match those for the first quarter of 2000, Grupo TFM's revenue growth story is still unique. Grupo TFM increased its revenues by 6% quarter over quarter and was able to maintain an operating ratio below 80%, despite the sluggish U.S. economy and high fuel costs. This is quite impressive given the operating environment that exists today. We continue to believe that Grupo TFM holds tremendous value as a key component of our NAFTA strategy.

As we look to the remainder of 2001, our primary focus is to increase revenues and improve profitability for our U.S. operations and to reduce our corporate debt structure. We believe the success of Grupo TFM will continue and are looking forward to the second quarter re-opening of commercial service on the Panama Canal Railway. KCSI management continues to believe in its NAFTA strategy and has an unwavering commitment to enhance shareholder value."

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in KCSI's December 31, 2000 Form 10-K and the Current Report on Form 8-K/A dated June 3, 1997, each filed by the Company with the Securities and Exchange Commission ("SEC") (Commission file no. 1-4717) and those factors identified in the "Risk Factors" section of the Company's Registration Statement on Form S-4, as amended and declared effective on March 15, 2001, which is on file with the SEC (File No. 333-54262). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)


                  KANSAS CITY SOUTHERN INDUSTRIES, INC. and SUBSIDIARY COMPANIES

                      CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                           (excludes Stilwell Financial Inc.)

                      (dollars in millions, except per share data)

                                      (Unaudited)


                                                                                                Three Months
                                                                                               Ended March 31,

                                                                                       ------------------------------
                                                                                             2001            2000
                                                                                       ---------------  -------------

  Revenues                                                                                   $   144.0      $   148.9

  Costs and expenses                                                                             123.5          116.6
  Depreciation and amortization                                                                   14.4           14.3
                                                                                       ---------------  -------------
  Operating income                                                                                 6.1           18.0

  Equity in net earnings of unconsolidated affiliates:
      Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (estimated)                         11.1            8.2
      Other                                                                                        0.1            0.6
  Interest expense                                                                               (15.2)         (17.5)
  Other, net                                                                                       1.0            2.7
                                                                                       ---------------  -------------
  Income from continuing operations before income taxes,
     extraordinary item and cumulative effect of accounting change                                 3.1           12.0

  Income tax provision (benefit)                                                                  (3.2)           1.6
                                                                                       ---------------  -------------
  Income from continuing operations before extraordinary item
     and cumulative effect of accounting change                                              $     6.3      $    10.4
  Extraordinary item, net of income taxes:
     Debt retirement costs                                                                           -           (5.9)
  Cumulative effect of accounting change, net of income taxes                                     (0.4)             -
                                                                                       ---------------  -------------
  Income from continuing operations, net of extraordinary item
     and cumulative effect of accounting change                                              $     5.9      $     4.5
                                                                                       ===============  =============

  Per Share Data:


  Basic Weighted Average Common shares outstanding (in thousands)                               58,257         55,543

  Basic Earnings (Loss) per Common share from continuing operations                          $    0.11      $    0.18
         Extraordinary item                                                                         -           (0.10)
         Cumulative effect of accounting change                                                  (0.01)            -
                                                                                       ---------------  -------------
  Basic Earnings per Common share, net of extraordinary item
      and cumulative effect of accounting change                                             $    0.10      $    0.08
                                                                                       ===============  =============


  Diluted Weighted Average Common shares outstanding (in thousands)                             60,776         57,482

  Diluted Earnings (Loss) per Common share from continuing operations                        $    0.10      $    0.18
         Extraordinary item                                                                         -           (0.10)
         Cumulative effect of accounting change                                                   0.00             -
                                                                                      ----------------  -------------
Diluted Earnings per Common share, net of extraordinary item
         and cumulative effect of accounting change                                          $    0.10      $    0.08
                                                                                      ================  =============

EXHIBIT 99.2

Combined KCSR and Gateway Western

Operating Statements

Dollars in Millions

                                                 First Quarter             First Quarter                  Year Ended
                                                      2001                     2000                          2000
                                              ---------------------    ----------------------        ----------------------
Revenues
    Freight Revenue                                   $       83.4              $       89.5                  $      347.6
    Intermodal and Automotive Revenue                         18.6                      15.1                          63.0
    Unit Coal Revenue                                         26.9                      29.0                         103.6
    Other Revenue                                              3.0                       3.5                          11.6
                                                               8.2                       9.2                          37.3
                                              ---------------------    ----------------------        ----------------------
      Total Revenues                                         140.1                     146.3                         563.1
                                              ---------------------    ----------------------        ----------------------

Operating Expenses
    Salaries & Wages                                          35.3                      35.4                         139.3
    Fringe Benefits                                           12.2                      14.3                          52.6
    Fuel                                                      12.4                      12.1                          48.1
    Material and Supplies                                      7.3                       8.3                          30.5
    Car Hire                                                   6.5                       2.7                          14.8
    Purchased Services                                        11.0                      12.9                          47.9
    Casualties & Insurance                                    14.5                       6.0                          34.0
    Other                                                      3.2                       2.7                           3.6
                                              ---------------------    ----------------------        ----------------------
      Net Operating Expenses                                 102.4                      94.4                         370.8
                                              ---------------------    ----------------------        ----------------------

Fixed Expenses
    Leases, Net                                               13.4                      14.4                          55.6
    Depreciation                                              13.4                      13.2                          52.1
    Taxes (Other Than Income)                                  2.5                       3.8                          13.3
                                              ---------------------    ----------------------        ----------------------
      Total Fixed Expenses                                    29.3                      31.4                         121.0
                                              ---------------------    ----------------------        ----------------------
    Total Expenses                                           131.7                     125.8                         491.8
                                              ---------------------    ----------------------        ----------------------
Operating Income                                               8.4                      20.5                          71.3


Combined Kansas City Southern Railway/Gateway Western

Carloadings By Commodity - Year to Date March 31, 2001

Dollars in Thousands

               Carloadings                                                                          Revenue

         Year to Date                  %                                                      Year to Date                  %
--------------------------------                                                      ------------------------------
     2001             2000          Change                                                2001             2000           Change
---------------   --------------   ---------                                          -------------    -------------    -----------

                                                   Coal
        45,194           47,260       (4.4)%         Unit Coal                           $  26,941        $  28,972          (7.0)%
         1,253              704       78.0%          Other Coal                                675              235         187.2%
---------------   --------------                                                      -------------    -------------
        46,447           47,964       (3.2)%                      Total                     27,616           29,207          (5.4)%


                                                  Chemical & Petroleum Products
         1,869            2,407      (22.4)%         Agri Chemicals                          1,438            1,689         (14.9)%
         2,795            3,561      (21.5)%         Gases                                   2,602            3,240         (19.7)%
         5,712            6,805      (16.1)%         Organic                                 5,694            6,393         (10.9)%
         4,792            4,400        8.9%          Inorganic                               4,887            5,120          (4.6)%
        18,572           16,641       11.6%          Petroleum                              10,470           10,036           4.3%
         6,995            5,987       16.8%          Plastics                                7,173            5,355          33.9%
---------------   --------------                                                      -------------    -------------
        40,735           39,801        2.3%                       Total                     32,264           31,833           1.4%

---------------   --------------                                                      -------------    -------------

                                                  Agriculture and Minerals
        12,061           13,715      (12.1)%         Domestic Grain                          8,216            9,901         (17.0)%
         3,182            3,188       (0.2)%         Export Grain                            2,292            2,337          (1.9)%
         6,269            7,336      (14.5)%         Food Products                           5,012            5,824         (13.9)%
         5,615            6,496      (13.6)%         Ores and Minerals                       3,066            3,340          (8.2)%
         3,723            4,352      (14.5)%         Stone, Clay & Glass                     2,723            3,218         (15.4)%
---------------   --------------                                                      -------------    -------------
        30,850           35,087      (12.1)%                       Total                     21,309           24,620         (13.4)%
---------------   --------------                                                      -------------    -------------

                                                  Paper & Forest Products
        20,581           22,954      (10.3)%         Pulp/Paper                             13,967           15,380          (9.2)%
         1,648            1,703       (3.2)%         Scrap Paper                               850              894          (4.9)%
         8,670            9,233       (6.1)%         Pulpwood/Logchips                       3,629            3,684          (1.5)%
         5,991            7,222      (17.0)%         Lumber/Plywood                          5,118            6,242         (18.0)%
         6,081            6,961      (12.6)%         Metal/Scrap                             4,570            5,386         (15.2)%
         1,877            2,308      (18.7)%         Military/Other Carloads                 2,238            2,138           4.7%
---------------   --------------                                                      -------------    -------------
        44,848           50,381      (11.0)%                       Total                    30,372           33,724          (9.9)%
---------------   --------------                                                      -------------    -------------

                                                  Intermodal & Automotive
        11,545            5,192      122.4%          Automotive                              7,116            2,876         147.4%
        65,279           52,546       24.2%          Intermodal                             11,464           12,263          (6.5)%
---------------   --------------                                                      -------------    -------------
        76,824           57,738       33.1%                       Total                     18,580           15,139          22.7%
---------------   --------------                                                      -------------    -------------

       239,704          230,971        3.8%       TOTAL FOR BUSINESS UNITS                 130,141          134,523          (3.3)%


         8,615           10,606      (18.8)%      Haulage                                    3,026            3,460         (12.5)%


        (2,164)          (1,870)      15.7%       Adjustments                               (1,183)            (861)         37.4%

---------------   --------------                                                      -------------    -------------

       246,155          239,707        2.7%                     TOTAL                    $ 131,984        $ 137,122          (3.7)%
===============   ==============                                                      =============    =============

Kansas City Southern Industries, Inc.
                                                                                                       ----------------
Consolidated Balance Sheets                                                                              Preliminary
                                                                                                       ----------------
Unaudited

(Dollars in Millions)

                                                                March 31, 2001                    December 31, 2000

Assets
  Cash                                                               $       28.6                        $        21.5
  Accounts receivable                                                       140.4                                135.0
  Inventories                                                                31.8                                 34.0
  Other current assets                                                       23.8                                 25.9
                                                              --------------------              -----------------------
     Total current assets                                                   224.6                                216.4

  Investments held for operating purposes                                   366.7                                358.2
  Properties, net of depreciation                                         1,326.8                              1,327.8
  Other assets                                                               40.7                                 42.1
                                                              --------------------              -----------------------

      Total assets                                                   $    1,958.8                        $     1,944.5
                                                              ====================              =======================

Liabilities and Stockholders' Equity
  Current portion of long-term debt                                  $       38.7                        $        36.2
  Accounts payable                                                           44.4                                 52.9
  Accrued liabilities                                                       162.2                                159.9
                                                              --------------------              -----------------------
     Total current liabilities                                              245.3                                249.0

  Long-term debt                                                            643.0                                638.4
  Deferred income taxes                                                     336.9                                332.2
  Other                                                                      79.5                                 81.5
  Stockholders' equity                                                      654.1                                643.4
                                                              --------------------              -----------------------

    Total liabilities and stockholders' equity                       $    1,958.8                        $     1,944.5
                                                              ====================              =======================
